Exhibit 10.38

CATALYST BIOSCIENCES, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of January 14, 2015 (the “Effective Date”) between Catalyst Biosciences, Inc., a Delaware corporation (“Company”), and Fletcher Payne (“Consultant”).

RECITALS

The Company has engaged Danforth Advisors LLC pursuant to a Consulting Agreement dated as of January 14, 2015 (the “Danforth Agreement”), pursuant to which Consultant will be providing services to the Company. In addition the Company’s and Danforth’s obligations under the Danforth Agreement, the Company and Consultant desire to enter into this additional agreement regarding matters specific to Consultant in connection with the Services. This Agreement is solely between the Company and Consultant, and Danforth Advisors LLC is neither a party to nor a third-party beneficiary under this Agreement.

NOW, THEREFORE, Consultant and Company agree as follows:

1. SERVICES AND COMPENSATION

Consultant agrees to act as a consultant to Company with respect to such matters and projects as are mutually agreed from time to time by and between Consultant and Company, and to perform the services described on Exhibit A hereto (collectively, the “Services”).

In addition to the Company’s payment obligations under the Danforht Agreement, the Company agrees to recommend that its Board of Directors grant the Consultant:

a)	An option to purchase 191,635 shares of the Company’s Common Stock (the “Initial Option Grant”). The Initial Option Grant is subject to a twelve month- vesting schedule as follows: 1/12th of the grant shall vest on each monthly anniversary of the vesting commencement date, which shall be the Effective Date, so long as Consultant continues to provide Services to the Company. In addition to the vesting schedule set forth above, the vesting of the Initial Option Grant is subject to full acceleration upon the closing of (1) a “reverse merger” or similar transaction between the Company and another entity whose shares are traded on a national exchange (a “Reverse Merger”) or (2) the closing of a financing through the sale of equity securities of the Company resulting in gross proceeds to the Company of at least $10 million or more in a single transaction or series of related transactions (excluding shares of Series F Preferred Stock) (a “Qualified Financing”).

b)	Company also agrees to recommend that its Board of Directors grant Consultant a bonus option to purchase 63,878 shares of the Company’s Common Stock, which shall vest in full on the closing of (1) a Reverse Merger or (2) a Qualified Financing.

c)	The exercise price of any stock options will be equal to the fair market value of the Company’s Common Stock on the date the options are approved by the Board of Directors, and all share numbers will be subject to adjustment for stock splits, stock dividends and the like.

2. CONFIDENTIALITY. In addition to any confidentiality provisions contained in the Danforth Agreement, the following confidentiality provisions shall apply to Consultant. In the event of any conflict between the provisions of this Agreement and the Danforth Agreement, the provisions of this Agreement shall prevail.

(a) “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and product plans, products, services, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed to Consultant by Company either directly or indirectly in writing, orally or otherwise. Confidential Information also includes all Inventions (as defined below) and any other information or materials generated in connection with the Services.

(b) Consultant shall not, during or subsequent to the term of this Agreement, use any Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company, or disclose Confidential Information to any third party. Consultant agrees that Confidential Information shall remain the sole property of Company. Consultant further agrees to take all reasonable precautions, at least as great as Consultant employs to protect his own highly confidential information, to prevent any unauthorized disclosure or use of Confidential Information. Notwithstanding the above, Consultant’s obligation under this Section 2(b) relating to Confidential Information shall not apply to information which (i) is known to Consultant at the time of disclosure to Consultant by Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party authorized to make such disclosure.

(c) Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose to Company any proprietary information or trade secrets of any former or current employer or other person or entity to which Consultant has a duty to keep in confidence such information and that Consultant will not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by the same.

(d) Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Company consistent with Company’s agreement with such third party.

(e) Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to Company all Confidential Information and Company’s property relating thereto and all tangible embodiments thereof, in Consultant’s possession or control.

3. OWNERSHIP. In addition to any intellectual property provisions contained in the Danforth Agreement, the following intellectual property provisions shall apply to Consultant. In the event of any conflict between the provisions of this Agreement and the Danforth Agreement, the provisions of this Agreement shall prevail.

(a) Consultant hereby irrevocably assigns to Company all right, title and interest in and to any information (including, without limitation, business plans and/or business information), technology, know-how, materials, notes, records, designs, ideas, inventions, improvements, devices, developments, discoveries, compositions, trade secrets, processes, methods and/or techniques, whether or not patentable or copyrightable, that are conceived, reduced to practice or made by Consultant alone or jointly with others in the course of performing the Services or through the use of Confidential Information (collectively, “Inventions”).

(b) Consultant agrees to sign, execute and acknowledge or cause to be signed, executed and acknowledged without cost, but at the expense of Company, any and all documents and to perform such acts as may be necessary, useful or convenient for the purposes of perfecting the foregoing assignments and obtaining, enforcing and defending intellectual property rights in any and all countries with respect to Inventions. It is understood and agreed that Company or Company’s designee shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain patent applications and patents worldwide with respect to Inventions.

(c) Upon the termination of this Agreement, or upon Company’s earlier requests, Consultant will deliver to Company all property relating to, and all tangible embodiments of, Inventions in Consultant’s possession or control.

(d) Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development concept, discovery or other proprietary subject matter owned by Consultant or in which Consultant has an interest (“Item”), Consultant will inform Company in writing thereof, and Company is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, reproduce, display, use and sell such Item as part of or in connection with the exploitation of such Invention. The parties recognize that, in the course of many years of testing and developing potential new therapeutic agents, Consultant has developed certain expertise which may be helpful in evaluating proprietary technologies and associated opportunities for development of new medical therapies. It is the intent of the Parties that Consultant’s expertise be applied to evaluating Company’s technologies and associated development opportunities. The specific application of this expertise to the development opportunities and technologies proprietary to the Company will be treated as an Item and will be subject to the provisions of this paragraph; however, the Consultant’s general expertise is proprietary to Consultant, and the Company agrees that it shall not, during or subsequent to the term of this Agreement, disclose these general methods to third parties, except as they apply to the evaluation, research, development or commercialization of the Company’s technologies, product candidates and products by any means, including disclosure to third parties or in a manner that would result in public disclosure (such as patent filings or publication).

(e) Consultant agrees that if Company is unable because of Consultant’s unavailability, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application or registration for any intellectual property rights covering any Invention, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of such intellectual property rights thereon with the same legal force and effect as if executed by Consultant.

4. REPORTS. Consultant agrees, from time to time during the term of this Agreement, to keep Company advised as to Consultant’s progress in performing the Services and, as reasonably requested by Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services by Consultant. All such reports prepared by Consultant shall be the sole property of Company.

5. TERM AND TERMINATION

(a) This Agreement will commence on the Effective Date and will continue until termination as provided below.

(b) Either Consultant or Company may terminate this Agreement per section 3 of the Danforth Agreement.

(c) Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease except Sections 2, 3, 5(c), 6, 7 and 9 shall survive termination of this Agreement.

6. INDEPENDENT CONTRACTOR. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant shall perform the Services as an independent contractor. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement or the Danforth Agreement.

7. ARBITRATION AND EQUITABLE RELIEF. Company and Consultant agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the making, interpretation, construction, performance or breach hereof, shall be finally settled by binding arbitration in San Francisco, California under the then current rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against either party. The costs of the arbitration, including administrative and arbitrator’s fees, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys’ fees and expert witness fees.

8. CONFLICTING OBLIGATIONS. Consultant hereby certifies that he or she has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, Consultant agrees that, during the term of this Agreement, Consultant will not directly or indirectly (i) provide any services for any company that is competitive with the Company (defined as actively engaged in the development of new therapeutic agents employing the same technology or having the same mechanism of action) and shall list in Exhibit B hereto any other companies for whom Consultant is providing services (“Outside Companies”), or (ii) participate in the formation of any business or commercial entity that is competitive with the Company. During the term of this Agreement, Consultant shall notify the Company of any party not listed on Exhibit B with whom Consultant commences an employment or consulting relationship. Without limiting the foregoing, Consultant agrees to use his or her best efforts (a) to segregate Consultant’s Services performed under this Agreement from Consultant’s work done for outside companies so as to minimize any questions of disclosure of, or rights under, any inventions, (b) to notify the Chief Executive Officer of the Company if at any time the Consultant believes that such questions may result from his or her performance under this Agreement and (c) to assist the Company in fairly resolving any questions in this regard which may arise. The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of any other third party, without the prior written consent of the Company, to perform Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights or access to the product of such Services.

9. GENERAL. This Agreement (together with the Exhibits hereto) and the Danforth Agreement are the sole agreements and understanding between Company and Consultant concerning the subject matter hereof, and supersedes all prior agreements and understandings with respect to such matter. In the event of any conflict between the this Agreement and the Danforth Agreement, this Agreement will prevail. Any required notice shall be given in writing by customary means with receipt confirmed at the address of each party set forth below, or to such other address as either party may substitute by written notice to the other. Consultant shall not subcontract any portion of Consultant’s duties under this Agreement without the prior written consent of Company. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of Company. Company may assign this Agreement to any entity that succeeds to substantially all of the business or assets of Company. This Agreement shall be governed by the laws of the State of California, without reference to its conflicts of law principles. This Agreement may only be amended or modified by a writing signed by both parties. Waiver of any term or provision of this Agreement or forbearance to enforce any term or provision by either party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Company or Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CATALYST BIOSCIENCES, INC.		CONSULTANT

By:	/s/ Nassim Usman	By:	/s/ Fletcher Payne

Print Name:	Nassim Usman, Ph.D.	Print Name:	Fletcher Payne .

Title: CEO		SS#:

Address:	260 Littlefield Avenue South San Francisco, CA 94080	Address:

Date:	Date:

Phone:	Phone:

Fax:	Fax:

CATALYST BIOSCIENCES, INC.

CONSULTING AGREEMENT

EXHIBIT A

SERVICES AND COMPENSATION

1.	Services. Consultant will render to Company the following Services:

•	Provide expert consulting services to Company regarding matters relating to Business Development, Corporate strategy and Finance, including without limitation consultation regarding the Company’s budget, audit, payables, cash management, GAAP accounting, insurance, equity, managing existing and new partner collaborations, debt and fundraising.

•	Collaborate and provide advice and assistance to Company as is mutually agreed by the parties.

•	Consulting services to be provided will represent a good faith effort by Consultant to provide advice to the Company based on Consultant’s training and expertise.

2.	Cash Compensation and Expense Reimbursement.

•	Per the Danforth Agreement.

EXHIBIT B

OUTSIDE COMPANIES

.